EXHIBIT 7(c)(16)

[LETTERHEAD OF STONEFIELD JOSEPHSON]

United States Securities and Exchange Commission

Division of Corporation Finance

Office of Small Business Review

450 5th Street, N.W. Room 3112

Washington, D.C.  20549

                Re:          Form 8-K Dated April 30, 2002

                                File No. 33-2653lLA

Dear Commission:

                We have received a copy of and have reviewed Item 4 of the Report on Form 8-K, dated April 30, 2002, filed by Zeros & Ones, Inc. with the Securities and Exchange Commission.  We agree with the disclosures in Item 4 of said Report and understand that a copy of this letter will be filed as an exhibit to the Report.

Very truly yours,

/s/ Stonefield Josephson, Inc.
STONEFIELD JOSEPHSON, INC.